Allergan Reports Solid Finish to 2017 with 12% Increase in Fourth Quarter GAAP Net Revenues to $4.3 Billion

- Q4 2017 GAAP Continuing Operations Income Per Share of $9.97; Q4 Non-GAAP Performance Net Income Per Share of $4.86 -

- Q4 2017 GAAP Operating Loss from Continuing Operations of $90.5 Million; Q4 Non-GAAP Adjusted Operating Income from Continuing Operations of $2.17 Billion -

- Q4 2017 GAAP Revenue Growth Versus Prior Year Quarter Powered by BOTOX®, JUVÉDERM® Collection, ALLODERM®, CoolSculpting® and Launch Products -

- Full-Year 2017 GAAP Net Revenues of $15.94 Billion -

- Full-Year 2017 GAAP Continuing Operations Loss Per Share of $11.99; Full-Year Non-GAAP Performance Net Income Per Share of $16.35 -

- Company Continues to Advance R&D Pipeline Beyond Six "Star" Programs -

- Provides Full-Year 2018 Guidance and First Quarter 2018 GAAP Net Revenue and Non-GAAP Performance Net Income Per Share Guidance -
DUBLIN, Feb. 6, 2018 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its fourth quarter and full-year 2017 continuing operations performance.

Fourth Quarter and Full-Year 2017 Continuing Operations

(unaudited; $ in millions, except per share amounts)	Q4 '17	Q4 '16	Q3 '17	Q4 '17 v Q4 '16	Q4 '17 v Q3 '17	Year Ended December 31, 2017	Year Ended December 31, 2016	2017 v 2016
Total net revenues**	$4,326.1	$3,864.3	$4,034.3	12.0%	7.2%	$15,940.7	$14,570.6	9.4%

Operating (Loss)	$(90.5)	$(900.0)	$(4,022.3)	(89.9)%	(97.8)%	$(5,921.2)	$(1,825.5)	224.4%
Diluted EPS - Continuing Operations	$9.97	$(0.31)	$(12.05)	n.m.	(182.7)%	$(11.99)	$(3.17)	278.2%
SG&A Expense	$1,266.8	$1,276.8	$1,169.7	(0.8)%	8.3%	$5,016.7	$4,740.3	5.8%
R&D Expense	$408.2	$913.3	$442.6	(55.3)%	(7.8)%	$2,100.1	$2,575.7	(18.5)%
Continuing Operations Tax Rate	n.m.	96.4%	29.3%	n.m.	n.m.	64.2%	67.0%	(2.8)%

Non-GAAP Adjusted Operating Income	$2,174.3	$1,868.7	$1,968.2	16.4%	10.5%	$7,647.5	$7,245.3	5.6%
Non-GAAP Performance Net Income Per Share	$4.86	$3.90	$4.15	24.6%	17.1%	$16.35	$13.51	21.0%
Non-GAAP Adjusted EBITDA	$2,284.5	$1,975.7	$2,051.7	15.6%	11.3%	$8,097.6	$7,628.7	6.1%
Non-GAAP SG&A Expense	$1,132.8	$1,067.0	$1,099.6	6.2%	3.0%	$4,554.8	$4,081.7	11.6%
Non-GAAP R&D Expense	$405.7	$425.9	$405.3	(4.7)%	0.1%	$1,598.8	$1,433.8	11.5%
Non-GAAP Continuing Operations Tax Rate	11.4%	10.4%	13.1%	1.0%	(1.7)%	12.6%	8.9%	3.7%

** Excludes the reclassification of revenues of ($80.0) million in the twelve months ended December 31, 2016 related to the portion of Allergan product revenues sold by our former Anda Distribution Business into discontinued operations.

Total fourth quarter net revenues were $4.33 billion, a 12.0 percent increase from the prior year quarter, driven by BOTOX® Cosmetic, BOTOX® Therapeutic, JUVÉDERM® Collection, ALLODERM®, CoolSculpting® and new products, including VRAYLAR™, NAMZARIC® and VIBERZI®. The increase was partially offset by lower revenues from products losing patent exclusivity, and the continuing decline in ACZONE® and NAMENDA XR®. For the full year 2017, Allergan reported total net revenues of $15.94 billion, a 9.4 percent increase versus the prior year, driven by continued strong growth across key therapeutic areas and key products, and the addition of Regenerative Medicine products and CoolSculpting®.

"2017 was a pivotal year for Allergan and we delivered solid results. We powered strong revenue growth of our top products and in each of our regions. We acquired, integrated and grew two new businesses and continued to advance our R&D pipeline. Allergan also continued to execute our capital deployment plan by completing a $15 billion share repurchase program, instituting a dividend and paying down debt in 2017," said Brent Saunders, Chairman and CEO of Allergan. "I believe that Allergan has a strong future and I am especially proud of our Allergan colleagues who continue to be Bold for Life by delivering treatments that make a difference for patients around the world."

Fourth Quarter 2017 Performance

GAAP operating loss from continuing operations in the fourth quarter 2017 was $90.5 million, including the impact of amortization, in-process research and development (R&D) impairments and charges associated with the December 2017 restructuring program announced on January 3, 2018 (herein referred to as the "December 2017 restructuring program"). Non-GAAP adjusted operating income from continuing operations in the fourth quarter of 2017 was $2.17 billion, an increase of 16.4 percent versus the prior year quarter. Cash flow from operations for the fourth quarter of 2017 increased to approximately $2.05 billion.

Full-Year 2017 Performance

GAAP operating loss from continuing operations for the full year 2017 was $5.92 billion, compared with $1.83 billion in 2016 primarily due to impairment charges recognized in the third quarter of 2017 of $3.2 billion related to RESTASIS® and $646.0 million related to ACZONE®. Non-GAAP adjusted operating income from continuing operations for the full year 2017 was $7.65 billion, an increase of 5.6 percent versus prior year. GAAP Cash flow from operations for the full year of 2017 increased to approximately $5.87 billion, compared to $1.45 billion in 2016, which was negatively impacted by cash taxes paid in connection with the gain recognized on the businesses sold to Teva Pharmaceuticals Industries, Ltd ("Teva").

Operating Expenses

Total GAAP Selling, General and Administrative (SG&A) Expense was $1.27 billion for the fourth quarter 2017, compared to $1.28 billion in the prior year quarter. Included within GAAP SG&A in the fourth quarter and full year 2017 were charges related to the December 2017 restructuring program of $80.0 million. Total non-GAAP SG&A expense increased to $1.13 billion for the fourth quarter 2017, compared to $1.07 billion in the prior year period, primarily due to costs associated with the addition of the Regenerative Medicine and CoolSculpting® businesses. GAAP R&D investment for the fourth quarter of 2017 was $408.2 million, compared to $913.3 million in the fourth quarter of 2016. Non-GAAP R&D investment for the fourth quarter 2017 was $405.7 million, a decrease of 4.7 percent over the prior year quarter, due to reprioritization of on R&D programs and tight expense management.

Asset Sales & Impairments, Net and In-Process R&D Impairments

The Company recorded impairment charges of $238.5 million and $456.0 million in the three months ended December 31, 2017 and 2016, respectively. The Company excludes asset sales and impairments, net and in-process research and development impairments from its Non-GAAP performance net income attributable to shareholders as well as Adjusted EBITDA and Adjusted Operating Income.

Amortization, Other Income (Expense) Net, Tax and Capitalization

Amortization expense from continuing operations for the fourth quarter 2017 was $1.92 billion, compared to $1.64 billion in the fourth quarter of 2016.

The Company's GAAP continuing operations tax rate benefit in the fourth quarter of 2017, was primarily attributable to discrete income tax benefits recognized as a result of the Tax Cuts and Jobs Act ("TCJA"). The Company's non-GAAP adjusted continuing operations tax rate was 11.4 percent in the fourth quarter 2017. As of December 31, 2017, Allergan had cash and marketable securities of $6.45 billion and outstanding indebtedness of $30.1 billion.

Provisional Estimates of the Impact of U.S. Tax Reform

Allergan recorded a net provisional benefit of approximately $2.8 billion related to the TCJA. This amount includes a $730 million provisional expense representing the U.S. tax payable on deemed repatriated earnings of non-U.S. subsidiaries offset by a $3.5 billion net reduction of U.S. deferred tax liabilities due to the lower enacted U.S. tax rate and the change in assertion regarding permanently reinvested earnings as a result of the transition to a territorial tax system. These provisional estimates are based on the Company's initial analysis and current interpretation of the legislation. Given the complexity of the TCJA, anticipated guidance from the U.S. Treasury, and the potential for additional guidance from the Securities and Exchange Commission or the Financial Accounting Standards Board, these estimates may be adjusted during 2018.

Discontinued Operations and Continuing Operations

As a result of the divestiture of the Company's generics business and the divestiture of the Company's Anda Distribution business in 2016, the financial results of those businesses have been reclassified to discontinued operations for all periods presented in our consolidated financial statements up through the date of the divestitures.

Included within (loss) from discontinued operations for the three months ended December 31, 2017 was a charge to settle certain Teva related matters, net of tax of $387.4 million.

Included in segment revenues in the twelve months ended December 31, 2016 are product sales that were sold by the Anda Distribution business once the Anda Distribution business had sold the product to a third-party customer. These sales are included in segment results and are excluded from total continuing operations revenues through a reduction to Corporate revenues. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third-party branded products distributed by Anda Distribution.

Fourth Quarter 2017 Business Segment Results U.S. Specialized Therapeutics Segment Information

(Unaudited; $ in millions)	Three Months Ended December 31,
	2017	2016
Eye Care	$671.7	$660.1
Total Medical Aesthetics	712.9	440.3
Facial Aesthetics	380.0	333.0
Plastic Surgery	69.0	57.3
Regenerative Medicine	128.9	-
Body Contouring	94.4	-
Skin Care	40.6	50.0
Medical Dermatology	85.5	114.3
Neuroscience & Urology	395.4	342.5
Other Revenues	16.3	13.7
Net revenues	$1,881.8	$1,570.9
Operating expenses:
Cost of sales(1)	146.0	75.9
Selling and marketing	328.8	292.2
General and administrative	58.8	47.8
Segment contribution	$1,348.2	$1,155.0
Segment margin	71.6%	73.5%
Segment gross margin(2)	92.2%	95.2%

(1) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. Specialized Therapeutics net revenues in the fourth quarter of 2017 were $1.9 billion, an increase of 19.8 percent versus the prior year quarter, driven primarily by the addition of the Regenerative Medicine and CoolSculpting® businesses, as well as growth in BOTOX® and JUVÉDERM® Collection, offset by decreased revenues in Medical Dermatology.

Eye Care

  RESTASIS® net revenues in the fourth quarter of 2017 were $400.3 million, an increase of 1.8 percent versus the prior year quarter.
  The Glaucoma franchise experienced a modest decline with ALPHAGAN®/COMBIGAN® net revenues in the fourth quarter of 2017 remaining stable at $101.8 million, while LUMIGAN®/GANFORT® net revenues decreased 5.9 percent versus the prior year quarter to $80.9 million in the fourth quarter of 2017, primarily impacted by lower volume.
  OZURDEX® net revenues in the fourth quarter of 2017 increased 16.8 percent from the prior year quarter to $26.4 million, driven by continued strong demand.

Medical Aesthetics

  The Facial Aesthetics franchise continues to deliver strong growth with revenues increasing 14.1 percent versus the prior year quarter.
    BOTOX® Cosmetic net revenues in the fourth quarter of 2017 were $228.4 million, up 14.5 percent versus the prior year quarter, reflecting continued strong demand growth.
    JUVÉDERM® Collection (defined as JUVÉDERM®, VOLUMA® and other fillers) net revenues in the fourth quarter of 2017 were $139.5 million, up 14.7 percent versus the prior year quarter, driven by continued strong demand and market share gains.
  Regenerative Medicine
    ALLODERM® net revenues in the fourth quarter of 2017 were $97.9 million.
    STRATTICE™ net revenues were $27.3 million in the fourth quarter of 2017.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the fourth quarter of 2017 were $94.4 million.
  Plastic Surgery
    Breast implant net revenues in the fourth quarter of 2017 were $69.0 million, an increase of 21.5 percent versus the prior year quarter, driven by higher demand following the launch of INSPIRA™ breast implants.
  Skin Care
    SkinMedica® net revenues in the fourth quarter of 2017 were $24.7 million, a decrease of 7.8 percent versus the prior year quarter, due in part to supply disruptions.

Medical Dermatology

  ACZONE® net revenues in the fourth quarter of 2017 were $38.0 million, a decrease of 37.9 percent versus the prior year quarter, primarily due to generic pressure on the branded acne category, the loss of exclusivity for ACZONE® 5% and higher discounts for formulary coverage.
  TAZORAC® net revenues in the fourth quarter of 2017 were $14.1 million compared with $27.5 million in the prior year quarter, primarily due to continued generic competition.

Neurosciences & Urology

  BOTOX® Therapeutic net revenues in the fourth quarter of 2017 were $367.2 million, an increase of 17.1 percent versus the prior year quarter, primarily driven by continued growth in the chronic migraine, overactive bladder and adult spasticity indications.

U.S. Specialized Therapeutics gross margin for the fourth quarter of 2017 was 92.2 percent, negatively impacted by the addition of the Regenerative Medicine and CoolSculpting® businesses. SG&A expenses in the segment for the fourth quarter 2017 were $387.6 million. Selling and marketing expenses in the segment for the fourth quarter 2017 were $328.8 million, an increase of 12.5 percent versus the prior year quarter mainly attributed to the addition of the Regenerative Medicine and CoolSculpting® businesses, offset, in part by reduced promotional spending. General and administrative expenses at the segment level for the fourth quarter 2017 were $58.8 million, an increase of 23.0 percent versus the prior year quarter, attributed in part to the addition of the Regenerative Medicine and CoolSculpting® businesses. Segment contribution for the fourth quarter 2017 remained strong at $1.35 billion, an increase of 16.7 percent versus the prior year quarter.

U.S. General Medicine Segment Information

(Unaudited; $ in millions)	Three Months Ended December 31,
	2017	2016
Central Nervous System	$349.0	$339.0
Gastrointestinal	453.2	444.0
Women's Health	285.8	314.5
Anti-Infectives	66.6	58.0
Diversified Brands	319.4	327.8
Other Revenues	51.3	49.7
Net revenues	$1,525.3	$1,533.0
Operating expenses:
Cost of sales(1)	220.7	230.2
Selling and marketing	245.8	282.9
General and administrative	47.6	46.7
Segment contribution	$1,011.2	$973.2
Segment margin	66.3%	63.5%
Segment gross margin(2)	85.5%	85.0%

(1) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. General Medicine net revenues in the fourth quarter 2017 were $1.5 billion, remaining stable versus the prior year quarter, driven by strong growth from LINZESS®, VRAYLAR™, NAMZARIC® and Lo LOESTRIN®, offset by lower revenues from MINASTRIN® and ASACOL® due to generic competition, and to the continued decline in NAMENDA XR ®.

Central Nervous System

  NAMENDA XR® net revenues in the fourth quarter of 2017 were $97.8 million, a decrease of 30.7 percent versus the prior year quarter, driven primarily by lower demand and generic pressure.
  NAMZARIC® net revenues in the fourth quarter of 2017 increased to $36.8 million from $19.5 million in the prior year quarter driven by increased demand.
  VRAYLAR™ net revenues in the fourth quarter of 2017 were $87.7 million, compared with $43.2 million in the prior year quarter, driven by continued strong demand growth.
  VIIBRYD®/FETZIMA® net revenues in the fourth quarter of 2017 were $89.0 million, compared with $89.7 million in the prior year quarter.
  SAPHRIS® net revenues in the fourth quarter of 2017 were $37.7 million, a decrease of 12.7 percent versus the prior year quarter, primarily due to lower demand.

Gastrointestinal

  LINZESS® net revenues in the fourth quarter of 2017 were $194.8 million, an increase of 12.2 percent versus the prior year quarter, driven by continued strong demand growth.
  VIBERZI® net revenues in the fourth quarter of 2017 were $42.9 million, an increase of 12.9 percent versus the prior year quarter, driven by higher average selling prices.
  ASACOL®/DELZICOL® net revenues in the fourth quarter of 2017 were $42.8 million, a decrease of 32.0 percent versus the prior year quarter, impacted by generic entry for ASACOL® HD and a decline in demand for DELZICOL®.
  ZENPEP® net revenues in the fourth quarter of 2017 were $58.5 million, an increase of 5.2 percent versus the prior year quarter, driven by higher average selling prices.
  CARAFATE®/SULCRATE® net revenues in the fourth quarter of 2017 were $59.2 million, a decrease of 3.4 percent versus the prior year quarter.

Women's Health

  Lo LOESTRIN® net revenues in the fourth quarter of 2017 were $126.5 million, an increase of 17.7 percent versus the prior year quarter, driven by strong demand growth and higher average selling prices. Lo LOESTRIN® remains the number one prescribed branded oral contraceptive.
  ESTRACE® Cream net revenues in the fourth quarter were $101.5 million, compared to $103.0 million in the prior year quarter.
  MINASTRIN® 24 net revenues in the fourth quarter of 2017 were $5.3 million, compared to $78.4 million in the prior year quarter, impacted by loss of patent exclusivity for MINASTRIN® 24 in March 2017.
  TAYTULLA™ net revenues were $27.4 million in the fourth quarter of 2017 following the launch of this new oral contraceptive soft gel product in November 2016.

Anti-Infectives

  TEFLARO® net revenues in the fourth quarter of 2017 were $29.2 million, a decrease of 7.9 percent versus the prior year quarter, primarily impacted by generic pressure in the category.
  AVYCAZ® net revenues in the fourth quarter of 2017 were $18.5 million versus $9.2 million in the fourth quarter of 2016, when product supply was disrupted.
  DALVANCE® net revenues in the fourth quarter of 2017 were $13.0 million compared to $12.6 million in the prior year quarter.

Diversified Brands and Other Products

  Diversified Brands net revenues in the fourth quarter of 2017 were $319.4 million, a decrease of 2.6 percent versus the prior year quarter.
  Within Diversified Brands, BYSTOLIC®/BYVALSON® net revenues in the fourth quarter of 2017 were $157.5 million, compared to $159.8 million in the prior year quarter.

U.S. General Medicine gross margin for the fourth quarter of 2017 increased to 85.5 percent. SG&A expenses in the segment were $293.4 million in the fourth quarter of 2017. Selling and marketing expenses in the segment were $245.8 million, a decrease of 13.1 percent versus the prior year quarter, due to a decrease in promotional expenses and sales force reductions due to previous restructurings. General and administrative expenses were $47.6 million, an increase of 1.9 percent versus the prior year quarter. Segment contribution for the fourth quarter 2017 was $1.01 billion.

International Segment Information

(Unaudited; $ in millions)	Three Months Ended December 31,
	2017	2016
Eye Care	$342.7	$315.0
Total Medical Aesthetics	389.3	284.6
Facial Aesthetics	311.4	244.0
Plastic Surgery	40.6	37.8
Regenerative Medicine	5.8	-
Body Contouring	27.0	-
Skin Care	4.5	2.8
Botox Therapeutics and Other	160.6	138.3
Other Revenues	23.3	15.3
Net revenues	$915.9	$753.2
Operating expenses:
Cost of sales(1)	137.1	108.9
Selling and marketing	240.6	205.5
General and administrative	34.1	30.7
Segment contribution	$504.1	$408.1
Segment margin	55.0%	54.2%
Segment gross margin (2)	85.0%	85.5%

(1) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

International net revenues in the fourth quarter of 2017 were $915.9 million, an increase of 16.8 percent versus the prior year quarter excluding foreign exchange impact, driven by growth in Facial Aesthetics, BOTOX® Therapeutic, Eye Care and the addition of CoolSculpting®.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic net revenues in the fourth quarter of 2017 were $155.0 million, an increase of 20.1 percent versus the prior year quarter excluding foreign exchange impact, driven by continued strong growth across all regions.
    JUVÉDERM® Collection net revenues in the fourth quarter of 2017 were $154.7 million, an increase of 27.8 percent versus the prior year quarter excluding foreign exchange impact, reflecting continued strong demand growth across all regions.
  Plastic Surgery
    Breast implant net revenues in the fourth quarter of 2017 were $40.1 million, an increase of 2.4 percent versus the prior year quarter, excluding foreign exchange impact.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the fourth quarter of 2017 were $27.0 million.

Eye Care

  LUMIGAN®/GANFORT® and ALPHAGAN®/COMBIGAN® net revenues in the fourth quarter of 2017 were $99.7 million and $46.7 million, respectively, reflecting continued stable performance.
  OZURDEX® net revenues in the fourth quarter of 2017 were $60.9 million, up 17.4 percent versus the prior year quarter excluding foreign exchange impact, reflecting continued strong demand across all regions.
  OPTIVE® net revenues in the fourth quarter of 2017 were $30.6 million, up 11.1 percent versus the prior year quarter excluding foreign exchange impact, reflecting strong demand in Europe and Latin America/Canada.

Botox Therapeutic

  BOTOX® Therapeutic net revenues in the fourth quarter of 2017 were $96.9 million, an increase of 11.2 percent versus the prior year quarter excluding foreign exchange impact, reflecting strong demand in Europe and Latin America/Canada.

International gross margin for the fourth quarter of 2017 was 85.0 percent. SG&A expenses in the segment were $274.7 million in the fourth quarter of 2017. Selling and marketing expenses in the segment were $240.6 million, an increase of 11.2 percent versus prior year excluding foreign exchange impact, in line with higher sales and the addition of CoolSculpting®. General and administrative expenses were $34.1 million, an increase of 5.9 percent versus the prior year quarter excluding foreign exchange impact. Segment contribution was $504.1 million.

Corporate Function

Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities, corporate general and administrative expenses and corporate initiatives.

Pipeline Update

Allergan R&D continues to deliver on its pipeline. Key development highlights included:

U.S. and International Branded Product Approvals

  Allergan received approval from the U.S. Food and Drug Administration (FDA) for the use of VRAYLAR™ (cariprazine) for the maintenance treatment of adults with schizophrenia. VRAYLAR™ is also approved in the U.S. for the treatment of schizophrenia in adults and acute treatment of manic or mixed episodes associated with bipolar I disorder in adults.
  Allergan received FDA approval for AVYCAZ® (ceftazidime and avibactam) for the treatment of patients with hospital-acquired bacterial pneumonia and ventilator-associated Bacterial Pneumonia (HABP/VABP). This marks the third approved indication for AVYCAZ®, in addition to complicated intra-abdominal infections and complicated urinary tract infections.
  Allergan's CoolSculpting® treatment received clearance from the FDA for the improved appearance of lax tissue in conjunction with submental fat, or double chin, treatments. CoolSculpting® is also FDA-cleared in the U.S. for the treatment of visible fat bulges in the submental area, thigh, abdomen and flank, along with bra fat, back fat, underneath the buttocks and upper arm.
  Allergan received an Imported Drugs License (IDL) from the Chinese Food and Drug Administration (CFDA) to market Ozurdex® (dexamethasone intravitreal implant 0.7 mg) for the treatment of adult patients with macular edema following either Branch Retinal Vein Occlusion (BRVO) or Central Retinal Vein Occlusion (CRVO).
  Allergan received approval from the FDA for BOTOX® Cosmetic for the temporary improvement in the appearance of moderate to severe forehead lines associated with frontalis muscle activity in adults. This marks the third approved indication for BOTOX® Cosmetic, in addition to crow's feet and glabellar lines.

Regulatory Milestones & Clinical Updates

  Allergan announced that the FDA has accepted a New Drug Application (NDA) for Seysara™ (sarecycline) for the treatment of moderate to severe acne vulgaris in patients 9 years of age and older.
  Allergan announced that VISTABEL® (botulinum toxin type A) received a Positive Opinion from the Agence Nationale de SeÌ?curiteÌ? du MeÌ?dicament et des Produits de SanteÌ? (ANSM) for the temporary improvement in the appearance of moderate to severe forehead lines in adults when the severity of the facial lines has an important psychological impact. This is an important step toward VISTABEL® securing national licenses in the 28 countries of the European Union as well as Norway and Iceland.
  Allergan announced positive topline results for a phase 3 study of cariprazine for the treatment of adults with major depressive episodes associated with bipolar I disorder (bipolar I depression). This is the second positive pivotal trial of cariprazine for this investigational use. The Company plans to submit a supplemental New Drug Application (sNDA) to the FDA in the 2nd half of 2018.

First Quarter and Full Year 2018 Continuing Operations Guidance

Twelve Months Ending December 31, 2018
Full Year 2018	GAAP	NON-GAAP

Total Net Revenues	$15.0 - $15.3 billion	$15.0 - $15.3 billion
Gross Margin (as a % of revenues)	85.5% - 86.0%	85.5% - 86.0%
SG&A Expense	~$4.350 billion	~$4.250 billion
R&D Expense	~$1.9 billion	~$1.5 billion
Net Interest Expense/Other Income (Expense)	~ 900.0 million	~ 900.0 million
Tax Rate	~ 40%	~ 14%
Net Income / (Loss) Per Share[1]	$(2.27) - $(1.52)	$15.25 - $16.00
Average 2018 Share Count[2]	~ 344.0 million	~ 350.0 million
Cash Flow from Operations	$4.7 - $5.0 billion	N/A

Three Months Ending March 31, 2018
Quarter Ending March 31, 2018 Select Guidance	GAAP	NON-GAAP

Total Net Revenues	$3.5 - $3.6 billion	$3.5 - $3.6 billion
Net Income / (Loss) Per Share	$(1.27) - $(1.07)	$3.20 - $3.40

1 GAAP represents EPS for ordinary shareholders. GAAP (loss) per share includes the impact of amortization of approximately $6.45 billion, IPR&D impairments and asset sales and impairments, net of $200 million and dividends on preferred shares through the date of conversion into ordinary shares. Non-GAAP represents performance net income per share.

2 GAAP EPS shares do not include dilution of shares as earnings are a net loss.  As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.

Fourth Quarter and Full-Year 2017 Conference Call and Webcast Details

Allergan will host a conference call and webcast today, Tuesday, February 6, at 8:30 a.m. Eastern Time to discuss its fourth quarter and full-year 2017 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 67779395. A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion, and will remain available through 11:30 p.m. Eastern Time on March 6, 2018. The replay may be accessed by dialing (855) 859-2056 and entering the conference ID 67779395. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID.

To access the live webcast, please visit Allergan's Investor Relations Web site at https://www.allergan.com/investors. A replay of the webcast will also be available.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry.

Allergan's success is powered by our global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; uncertainty associated with financial projections, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2016 and Allergan's Quarterly Report on Form 10-Q for the period ended September 30, 2017. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

The following presents Allergan plc's statement of operations for the three and twelve months ended December 31, 2017 and 2016:
Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net revenues	$4,326.1	$3,864.3	$15,940.7	$14,570.6

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	580.9	479.7	2,168.0	1,860.8
Research and development	408.2	913.3	2,100.1	2,575.7
Selling, general and administrative	1,266.8	1,276.8	5,016.7	4,740.3
Amortization	1,922.2	1,638.5	7,197.1	6,470.4
In-process research and development impairments	207.0	427.0	1,452.3	743.9
Asset sales and impairments, net	31.5	29.0	3,927.7	5.0
Total operating expenses	4,416.6	4,764.3	21,861.9	16,396.1
Operating (loss)	(90.5)	(900.0)	(5,921.2)	(1,825.5)

Non-operating income (expense):
Interest income	14.7	46.4	67.7	69.9
Interest (expense)	(263.3)	(292.7)	(1,095.6)	(1,295.6)
Other income (expense), net	(70.7)	35.0	(3,437.3)	219.2
Total other income (expense), net	(319.3)	(211.3)	(4,465.2)	(1,006.5)
(Loss) before income taxes and noncontrolling interest	(409.8)	(1,111.3)	(10,386.4)	(2,832.0)
(Benefit) for income taxes	(3,918.3)	(1,071.2)	(6,670.4)	(1,897.0)
Net income / (loss) from continuing operations, net of tax	3,508.5	(40.1)	(3,716.0)	(935.0)
(Loss) / income from discontinued operations, net of tax	(385.3)	41.3	(402.9)	15,914.5
Net income / (loss)	3,123.2	1.2	(4,118.9)	14,979.5
(Income) attributable to noncontrolling interest	(1.9)	(1.8)	(6.6)	(6.1)
Net income / (loss) attributable to shareholders	3,121.3	(0.6)	(4,125.5)	14,973.4
Dividends on preferred shares	69.6	69.6	278.4	278.4
Net income / (loss) attributable to ordinary shareholders	$3,051.7	$(70.2)	$(4,403.9)	$14,695.0

Income / (loss) per share attributable to ordinary shareholders - basic:
Continuing operations	$10.37	$(0.31)	$(11.99)	$(3.17)
Discontinued operations	(1.16)	0.11	(1.20)	41.35
Net income / (loss) per share - basic	$9.21	$(0.20)	$(13.19)	$38.18
Income / (loss) per share attributable to ordinary shareholders - diluted:
Continuing operations	$9.97	$(0.31)	$(11.99)	$(3.17)
Discontinued operations	(1.09)	0.11	(1.20)	41.35
Net income / (loss) per share - diluted	$8.88	$(0.20)	$(13.19)	$38.18

Dividends per ordinary share	$0.70	$-	$2.80	$-

Weighted average shares outstanding:
Basic	331.3	356.8	333.8	384.9
Diluted	351.6	356.8	333.8	384.9

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S., and international for the three and twelve months ended December 31, 2017 and 2016.

Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended December 31, 2017					Three Months Ended December 31, 2016					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage
Botox®	$612.4	$-	$251.9	$-	$864.3	$529.2	$-	$210.1	$-	$739.3	$125.0	16.9%
Restasis®	400.3	-	14.6	-	414.9	393.1	-	18.3	-	411.4	3.5	0.9%
Juvederm Collection**	139.5	-	154.7	-	294.2	121.6	-	116.2	-	237.8	56.4	23.7%
Linzess®/Constella®	-	194.8	5.8	-	200.6	-	173.6	4.6	-	178.2	22.4	12.6%
Lumigan®/Ganfort®	80.9	-	99.7	-	180.6	86.0	-	92.5	-	178.5	2.1	1.2%
Bystolic® /Byvalson®	-	157.5	0.6	-	158.1	-	159.8	0.4	-	160.2	(2.1)	(1.3)%
Alphagan®/Combigan®	101.8	-	46.7	-	148.5	102.3	-	42.0	-	144.3	4.2	2.9%
Eye Drops	47.3	-	73.8	-	121.1	46.4	-	69.3	-	115.7	5.4	4.7%
Lo Loestrin®	-	126.5	-	-	126.5	-	107.5	-	-	107.5	19.0	17.7%
Breast Implants	69.0	-	40.1	-	109.1	56.8	-	37.4	-	94.2	14.9	15.8%
Estrace® Cream	-	101.5	-	-	101.5	-	103.0	-	-	103.0	(1.5)	(1.5)%
Alloderm	97.9	-	2.5	-	100.4	-	-	-	-	-	100.4	n.a.
Namenda XR®	-	97.8	-	-	97.8	-	141.1	-	-	141.1	(43.3)	(30.7)%
Viibryd®/Fetzima®	-	89.0	1.0	-	90.0	-	89.7	(0.1)	-	89.6	0.4	0.4%
Vraylar™	-	87.7	-	-	87.7	-	43.2	-	-	43.2	44.5	103.0%
Ozurdex ®	26.4	-	60.9	-	87.3	22.6	-	48.8	-	71.4	15.9	22.3%
Coolsculpting Consumables	51.9	-	15.3	-	67.2	-	-	-	-	-	67.2	n.a.
Carafate ® /Sulcrate ®	-	59.2	0.8	-	60.0	-	61.3	0.7	-	62.0	(2.0)	(3.2)%
Zenpep®	-	58.5	-	-	58.5	-	55.6	-	-	55.6	2.9	5.2%
Asacol®/Delzicol®	-	42.8	13.4	-	56.2	-	62.9	13.2	-	76.1	(19.9)	(26.1)
Coolsculpting Systems & Add On Applicators	42.5	-	11.7	-	54.2	-	-	-	-	-	54.2	n.a.
Canasa®/Salofalk®	-	47.0	5.0	-	52.0	-	43.7	4.7	-	48.4	3.6	7.4%
Aczone®	38.0	-	0.2	-	38.2	61.2	-	-	-	61.2	(23.0)	(37.6)%
Armour Thyroid	-	51.3	-	-	51.3	-	44.7	-	-	44.7	6.6	14.8%
Viberzi®	-	42.9	0.2	-	43.1	-	38.0	-	-	38.0	5.1	13.4%
Saphris®	-	37.7	-	-	37.7	-	43.2	-	-	43.2	(5.5)	(12.7)%
Namzaric®	-	36.8	-	-	36.8	-	19.5	-	-	19.5	17.3	88.7%
Rapaflo®	28.2	-	1.8	-	30.0	29.0	-	1.6	-	30.6	(0.6)	(2.0)%
Teflaro®	-	29.2	-	-	29.2	-	31.7	-	-	31.7	(2.5)	(7.9)%
SkinMedica®	24.7	-	2.3	-	27.0	26.8	-	-	-	26.8	0.2	0.7%
Savella®	-	23.9	-	-	23.9	-	29.1	-	-	29.1	(5.2)	(17.9)%
Avycaz®	-	18.5	-	-	18.5	-	9.2	-	-	9.2	9.3	101.1%
Latisse®	15.9	-	2.1	-	18.0	23.2	-	2.3	-	25.5	(7.5)	(29.4)%
Liletta®	-	14.5	-	-	14.5	-	8.3	-	-	8.3	6.2	74.7%
Tazorac®	14.1	-	0.2	-	14.3	27.5	-	0.2	-	27.7	(13.4)	(48.4)%
Dalvance®	-	13.0	1.2	-	14.2	-	12.6	-	-	12.6	1.6	12.7%
Kybella® /Belkyra®	12.1	-	1.7	-	13.8	12.0	-	0.7	-	12.7	1.1	8.7%
Lexapro®	-	12.4	-	-	12.4	-	15.8	-	-	15.8	(3.4)	(21.5)%
Minastrin® 24	-	5.3	-	-	5.3	-	78.4	-	-	78.4	(73.1)	(93.2)%
Enablex®	-	0.8	-	-	0.8	-	2.4	-	-	2.4	(1.6)	(66.7)%
Namenda® IR	-	-	-	-	-	-	2.3	-	-	2.3	(2.3)	(100.0)%
Other Products Revenues	78.9	176.7	107.7	3.1	366.4	33.2	156.4	90.3	7.2	287.1	79.3	27.6%
Less product sold through our Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	-	-	-	n.a.
Total Net Revenues	$1,881.8	$1,525.3	$915.9	$3.1	$4,326.1	$1,570.9	$1,533.0	$753.2	$7.2	$3,864.3	$461.8	12.0%
** Represents sales of all fillers including Juvederm and Voluma product lines.
	Twelve Months Ended December 31, 2017					Twelve Months Ended December 31, 2016					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage

Botox®	$2,254.4	$—	$914.5	$—	$3,168.9	$1,983.2	$—	$803.0	$—	$2,786.2	$382.7	13.7%
Restasis®	1,412.3	-	61.3	-	1,473.6	1,419.5	-	68.0	-	1,487.5	(13.9)	(0.9)%
Juvederm Collection**	501.1	-	540.7	-	1,041.8	446.9	-	420.4	-	867.3	174.5	20.1%
Linzess®/Constella®	-	701.1	21.9	-	723.0	-	625.6	17.3	-	642.9	80.1	12.5%
Lumigan®/Ganfort®	317.5	-	371.5	-	689.0	326.4	-	361.7	-	688.1	0.9	0.1%
Bystolic® /Byvalson®	-	612.2	2.2	-	614.4	-	638.8	1.7	-	640.5	(26.1)	(4.1)%
Alphagan®/Combigan®	377.3	-	175.1	-	552.4	376.6	-	169.3	-	545.9	6.5	1.2%
Eye Drops	199.5	-	281.0	-	480.5	186.5	-	276.2	-	462.7	17.8	3.8%
Lo Loestrin®	-	459.3	-	-	459.3	-	403.5	-	-	403.5	55.8	13.8%
Namenda XR®	-	452.8	-	-	452.8	-	627.6	-	-	627.6	(174.8)	(27.9)%
Breast Implants	242.6	-	156.9	-	399.5	206.0	-	149.9	-	355.9	43.6	12.3%
Estrace® Cream	-	366.6	-	-	366.6	-	379.4	-	-	379.4	(12.8)	(3.4)%
Viibryd®/Fetzima®	-	333.2	3.1	-	336.3	-	342.3	-	-	342.3	(6.0)	(1.8)%
Alloderm	321.2	-	7.5	-	328.7	-	-	-	-	-	328.7	n.a.
Ozurdex ®	98.4	-	213.4	-	311.8	84.4	-	179.0	-	263.4	48.4	18.4%
Vraylar™	-	287.8	-	-	287.8	-	94.3	-	-	94.3	193.5	n.m.
Asacol®/Delzicol®	-	195.5	50.2	-	245.7	-	360.8	53.7	-	414.5	(168.8)	(40.7)%
Carafate ® /Sulcrate ®	-	235.8	2.9	-	238.7	-	229.0	2.4	-	231.4	7.3	3.2%
Zenpep®	-	212.3	-	-	212.3	-	200.7	-	-	200.7	11.6	5.8%
Coolsculpting Consumables	150.1	-	41.6	-	191.7	-	-	-	-	-	191.7	n.a.
Canasa®/Salofalk®	-	162.7	18.3	-	181.0	-	178.7	17.7	-	196.4	(15.4)	(7.8)%
Armour Thyroid	-	169.1	-	-	169.1	-	166.5	-	-	166.5	2.6	1.6%
Aczone®	166.3	-	0.5	-	166.8	217.3	-	-	-	217.3	(50.5)	(23.2)%
Viberzi®	-	156.6	0.5	-	157.1	-	93.3	-	-	93.3	63.8	68.4%
Saphris®	-	155.2	-	-	155.2	-	166.8	-	-	166.8	(11.6)	(7.0)%
Coolsculpting Systems & Add On Applicators	106.6	-	32.1	-	138.7	-	-	-	-	-	138.7	n.a.
Namzaric®	-	130.8	-	-	130.8	-	57.5	-	-	57.5	73.3	127.5%
Teflaro®	-	121.9	-	-	121.9	-	133.6	-	-	133.6	(11.7)	(8.8)%
Rapaflo®	108.1	-	7.3	-	115.4	116.6	-	5.8	-	122.4	(7.0)	(5.7)%
SkinMedica®	96.8	-	3.7	-	100.5	108.3	-	-	-	108.3	(7.8)	(7.2)%
Savella®	-	98.2	-	-	98.2	-	103.2	-	-	103.2	(5.0)	(4.8)%
Tazorac®	65.4	-	0.7	-	66.1	95.5	-	0.8	-	96.3	(30.2)	(31.4)%
Latisse®	56.4	-	8.3	-	64.7	77.9	-	8.5	-	86.4	(21.7)	(25.1)%
Minastrin® 24	-	61.4	-	-	61.4	-	325.9	1.4	-	327.3	(265.9)	(81.2)%
Avycaz®	-	61.2	-	-	61.2	-	36.1	-	-	36.1	25.1	69.5%
Kybella® /Belkyra®	49.5	-	6.8	-	56.3	50.2	-	2.3	-	52.5	3.8	7.2%
Dalvance®	-	53.9	2.4	-	56.3	-	39.3	-	-	39.3	17.0	43.3%
Lexapro®	-	51.8	-	-	51.8	-	66.6	-	-	66.6	(14.8)	(22.2)%
Liletta®	-	37.6	-	-	37.6	-	23.3	-	-	23.3	14.3	61.4%
Enablex®	-	3.6	-	-	3.6	-	17.1	-	-	17.1	(13.5)	(78.9)%
Namenda® IR	-	0.1	-	-	0.1	-	15.1	-	-	15.1	(15.0)	(99.3)%
Other Products Revenues	280.1	675.5	395.1	21.4	1,372.1	116.4	598.9	342.2	33.7	1,091.2	280.9	25.7%
Less product sold through our Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	(80.0)	(80.0)	80.0	(100.0)%
Total Net Revenues	$6,803.6	$5,796.2	$3,319.5	$21.4	$15,940.7	$5,811.7	$5,923.9	$2,881.3	$(46.3)	$14,570.6	$1,370.1	9.4%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of December 31, 2017 and December 31, 2016.
Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	December 31,	December 31,
	2017	2016

Assets
Cash and cash equivalents	$1,817.2	$1,724.0
Marketable securities	4,632.1	11,501.5
Accounts receivable, net	2,899.0	2,531.0
Inventories	904.5	718.0
Prepaid expenses and other current assets	1,123.9	1,383.4
Assets held for sale	81.6	27.0
Property, plant and equipment, net	1,785.4	1,611.3
Investments and other assets	587.0	515.4
Product rights and other intangibles	54,648.3	62,618.6
Goodwill	49,862.9	46,356.1
Total assets	$118,341.9	$128,986.3

Liabilities & Equity
Current liabilities	$5,616.3	$5,076.8
Current and long-term debt and capital leases	30,075.3	32,768.7
Deferred income taxes and other liabilities	8,813.2	14,940.3
Total equity	73,837.1	76,200.5
Total liabilities and equity	$118,341.9	$128,986.3

The following table presents Allergan plc's Consolidated Statements of Cash Flows for the three and twelve months ended December 31, 2017 and 2016.
Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net income / (loss)	$3,123.2	$1.2	$(4,118.9)	$14,979.5
Reconciliation to net cash provided by operating activities:
Depreciation	48.3	38.2	171.5	155.8
Amortization	1,922.2	1,638.5	7,197.1	6,475.2
Provision for inventory reserve	24.9	18.7	102.2	181.4
Share-based compensation	72.5	64.6	293.3	334.5
Deferred income tax benefit	(4,577.8)	(926.8)	(7,783.1)	(1,443.9)
Pre-tax gain on sale of businesses to Teva	-	(308.0)	-	(24,511.1)
Non-cash tax effect of gain on sale of businesses to Teva	-	(464.7)	-	5,285.2
In-process research and development impairments	207.0	427.0	1,452.3	743.9
Loss on asset sales and impairments, net	31.5	29.0	3,927.7	5.0
Net income impact of other-than-temporary loss on investment in Teva securities	-	-	3,273.5	-
Charge to settle Teva related matters, net of tax	387.4	-	387.4	-
Loss on forward sale of Teva shares	62.9	-	62.9	-
Amortization of inventory step up	5.5	-	131.7	42.4
Non-cash extinguishment of debt	(7.5)	-	(15.7)	-
Amortization of deferred financing costs	8.2	6.4	27.8	51.0
Contingent consideration adjustments, including accretion	(81.6)	(143.5)	(133.2)	(66.8)
Other, net	(18.8)	(43.9)	(37.0)	(59.9)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(49.8)	(150.6)	(188.3)	(191.0)
Decrease / (increase) in inventories	(37.1)	(46.8)	(144.8)	(268.4)
Decrease / (increase) in prepaid expenses and other current assets	(17.9)	(129.0)	27.9	29.9
Increase / (decrease) in accounts payable and accrued expenses	452.2	(18.4)	95.9	313.5
Increase / (decrease) in income and other taxes payable	468.0	(195.0)	1,114.1	(326.6)
Increase / (decrease) in other assets and liabilities	25.1	113.6	29.1	(283.9)
Net cash provided by / (used in) operating activities	2,048.4	(89.5)	5,873.4	1,445.7
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(115.9)	(80.9)	(349.9)	(331.4)
Additions to product rights and other intangibles	(10.0)	(2.0)	(614.3)	(2.0)
Sale of businesses to Teva	-	499.7	-	33,804.2
Additions to investments	(1,350.0)	(298.0)	(9,783.8)	(15,743.5)
Proceeds from sale of investments and other assets	678.9	7,731.6	15,153.3	7,771.6
Proceeds from sales of property, plant and equipment	1.3	-	7.1	33.3
Acquisitions of businesses, net of cash acquired	-	(1,124.4)	(5,290.4)	(1,198.9)
Net cash (used in) / provided by investing activities	(795.7)	6,726.0	(878.0)	24,333.3
Cash Flows From Financing Activities:
Proceeds from borrowings on long-term indebtedness, including credit facility	525.0	-	3,550.0	1,050.0
Debt issuance and other financing costs	(3.1)	-	(20.6)	-
Payments on debt, including capital lease obligations	(834.4)	(17.7)	(6,413.6)	(10,848.7)
Proceeds from stock plans	16.2	34.1	183.4	172.1
Other financing, including contingent consideration	3.6	(83.4)	(511.6)	(161.1)
Repurchase of ordinary shares	(456.6)	(12,317.8)	(493.0)	(15,076.4)
Dividends	(301.2)	(69.6)	(1,218.2)	(278.4)
Net cash (used in) financing activities	(1,050.5)	(12,454.4)	(4,923.6)	(25,142.5)
Effect of currency exchange rate changes on cash and cash equivalents	2.3	(12.8)	21.4	(8.5)
Net increase / (decrease) in cash and cash equivalents	204.5	(5,830.7)	93.2	628.0
Cash and cash equivalents at beginning of period	1,612.7	7,554.7	1,724.0	1,096.0
Cash and cash equivalents at end of period	$1,817.2	$1,724.0	$1,817.2	$1,724.0

Non-GAAP performance net income per share is used by management as one of the primary metrics in evaluating the Company's performance.  We believe that Non-GAAP performance net income per share enhances the comparability of our results between periods and provides additional information and transparency to investors on adjustments and other items that are not indicative of the Company's current and future operating performance.  These are the financial measures used by our management team to evaluate our operating performance and make day to day operating decisions.  We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives or other restructurings of a similar nature, (iii) acquisition, divestiture, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses.  Non-GAAP performance net income per share is not, and should not be viewed as, a substitute for reported GAAP continuing operations loss per share.  The Company has consistently excluded amortization of all intangible assets, including the product rights that generate a significant portion of our ongoing revenue. The Company's total accumulated amortization, including impairments of currently marketed products, related to our intangible assets as of December 31, 2017 and December 31, 2016 was $25.8 billion and $14.6 billion, respectively, and is expected to continue to be a material non-GAAP adjustment.  The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three and twelve months ended December 31, 2017 and 2016:

Table 5
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended December 31, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$4,326.1	$580.9	$408.2	$877.7	$389.1	$1,922.2	$238.5	$(248.6)	$(70.7)	$(3,918.3)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(5.5)	-	-	-	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.3)	(3.8)	(6.7)	(3.2)	-	-	-	-	-
Severance due to integration of acquired entities	-	-	-	(0.8)	(0.6)	-	-	-	-	-
Non-acquisition related severance and restructuring related to the December 2017 restructuring program	-	(7.7)	(18.2)	(56.5)	(23.5)	-	(17.7)	-	-	-
Other non-acquisition related severance and restructuring	-	(8.7)	-	0.4	0.6	-	-	-	-	-
Costs associated with disposed businesses	-	(2.3)	-	(0.1)	(2.3)	-	-	-	-	-
Integration charges of acquired businesses	-	-	(0.9)	0.2	(18.9)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Other	-	-	(5.3)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	55.9	25.7	-	-	-	-	-	-	-
Net income impact of determining that the loss on investment of Teva securities is other-than-temporary	-	-	-	-	-	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(6.4)	-	-
Impairment of IPR&D products acquired in the Allergan Acquisition	-	-	-	-	-	-	(207.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(13.8)	-	-	-
Impact of debt refinancing	-	-	-	-	-	-	-	-	27.6	-
Loss on forward sale of Teva shares	-	-	-	-	-	-	-	-	62.9	-
Litigation settlement related charges	-	-	-	-	(22.2)	-	-	-	-	-
Other adjustments	-	-	-	1.0	(1.4)	(1,922.2)	-	-	(11.4)	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	567.6
Discrete income tax events	-	-	-	-	-	-	-	-	-	3,570.2

Non-GAAP Adjusted	$4,326.1	$611.3	$405.7	$815.2	$317.6	$-	$-	$(255.0)	$8.4	$219.5

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended December 31, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,864.3	$479.7	$913.3	$836.8	$440.0	$1,638.5	$456.0	$(246.3)	$35.0	$(1,071.2)

Expenditures incurred with the Pfizer transaction	-	(1.3)	(2.7)	(31.5)	(4.9)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.7)	(22.0)	(10.1)	(44.8)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(0.4)	(4.6)	(11.8)	(8.6)	-	-	-	-	-
Integration charges of acquired businesses	-	(5.3)	(2.4)	(1.2)	(54.3)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
AstraZeneca plc	-	-	(250.0)	-	-	-	-	-	-	-
Chase Pharmaceuticals Corporation	-	-	(122.9)	-	-	-	-	-	-	-
Motus Therapeutics, Inc.	-	-	(199.5)	-	-	-	-	-	-	-
Urogen license agreement	-	-	(17.5)	-	-	-	-	-	-	-
Other adjustments	-	-	(2.7)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	30.8	136.9	-	(24.2)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	9.5	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.4)	-	-
Abandonment and decrease in realization of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(348.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the Vitae acquisition	-	-	-	-	-	-	(46.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the ForSight acquisition	-	-	-	-	-	-	(33.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(29.0)	-	-	-
Litigation settlement related charges	-	-	-	-	(17.3)	-	-	-	-	-
Other adjustments	-	-	-	-	(10.6)	(1,638.5)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	869.9
Discrete income tax events	-	-	-	-	-	-	-	-	-	372.3

Non-GAAP Adjusted	$3,864.3	$501.8	$425.9	$782.2	$284.8	$-	$-	$(256.7)	$35.0	$171.0

The non-GAAP income tax expense is determined based on our pre-tax income adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate for the three months ended December 31, 2017 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the three months ended December 31, 2017 excludes discrete tax benefits of approximately $2.8 billion related to the impacts of recently enacted U.S. tax law changes, approximately $710 million related to certain temporary differences expected to reverse at tax rates different than what was originally recorded and  approximately $55 million related to individually insignificant items.

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Twelve Months Ended December 31, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$15,940.7	$2,168.0	$2,100.1	$3,514.8	$1,501.9	$7,197.1	$5,380.0	$(1,027.9)	$(3,437.3)	$(6,670.4

Impact of selling through purchase accounting mark-up on acquired inventory	-	(131.7)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(2.0)	(2.4)	(5.6)	(10.5)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(4.6)	(18.3)	(33.1)	(49.0)	-	-	-	-	-
Severance due to integration of acquired entities	-	(0.5)	(3.0)	(19.5)	(17.3)	-	-	-	-	-
Non-acquisition related severance and restructuring related to the December 2017 restructuring program		(7.7)	(18.2)	(56.5)	(23.5)	-	(17.7)	-	-	-
Other non-acquisition related severance and restructuring	-	(53.8)	(15.1)	(24.3)	(9.3)	-	-	-	-	-
Costs associated with disposed businesses	-	(4.9)	-	(0.3)	(16.0)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.6)	(3.2)	(4.1)	(95.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Assembly Biosciences, Inc.	-	-	(50.0)	-	-	-	-	-	-	-
Lysosomal Therapeutics, Inc.	-	-	(145.0)	-	-	-	-	-	-	-
Editas Medicine Inc.	-	-	(90.0)	-	-	-	-	-	-	-
Akarna Therapeutics, Ltd.	-	-	(39.6)	-	-	-	-	-	-	-
Heptares Therapeutics Ltd.	-	-	(15.0)	-	-	-	-	-	-	-
Lyndra, Inc.	-	-	(15.0)	-	-	-	-	-	-	-
Other	-	-	(37.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	183.2	(50.0)	-	-	-	-	-	-	-
Net income impact of determining that the loss on investment of Teva securities is other-than-temporary	-	-	-	-	-	-	-	-	3,273.5	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(33.2)	-	-
Termination of agreement for SER-120	-	-	-	-	-	-	(147.4)	-	-	-
Impairment of Restasis intangible assets and dry eye IPR&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(3,394.0)	-	-	-
Impairment of Aczone intangible assets	-	-	-	-	-	-	(646.0)	-	-	-
Impairment of IPR&D products acquired in the Allergan Acquisition	-	-	-	-	-	-	(774.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the Uteron acquisition	-	-	-	-	-	-	(91.3)	-	-	-
Decrease in realization of certain R&D projects acquired in the Warner Chilcott acquisition	-	-	-	-	-	-	(278.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(31.6)	-	-	-
Settlement of Naurex, Inc. agreement	-	-	-	-	-	-	-	-	(20.0)	-
Loss on forward sale of Teva shares	-	-	-	-	-	-	-	-	62.9	-
Impact of debt refinancing	-	-	-	-	(12.6)	-	-	-	189.1	-
Litigation settlement related charges	-	-	-	-	(96.5)	-	-	-	-	-
Other adjustments	-	(12.5)	0.7	(0.5)	11.7	(7,197.1)	-	-	(5.4)	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	3,717.9
Discrete income tax events	-	-	-	-	-	-	-	-	-	3,790.9

Non-GAAP Adjusted	$15,940.7	$2,132.9	$1,598.8	$3,370.9	$1,183.9	$-	$-	$(1,061.1)	$62.8	$838.4

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Twelve Months Ended December 31, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$14,570.6	$1,860.8	$2,575.7	$3,266.4	$1,473.9	$6,470.4	$748.9	$(1,225.7)	$219.2	$(1,897.0)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(42.4)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(4.8)	(8.4)	(57.7)	(62.4)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(8.1)	(53.8)	(65.4)	(80.5)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(4.0)	(11.3)	(19.8)	(26.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(14.2)	1.0	(4.9)	(180.8)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine Therapeutics, Inc.	-	-	(85.8)	-	-	-	-	-	-	-
Anterios, Inc.	-	-	(89.2)	-	-	-	-	-	-	-
Retrosense Therapeutics, LLC	-	-	(59.7)	-	-	-	-	-	-	-
Akarna Therapeutics, Ltd.	-	-	(48.2)	-	-	-	-	-	-	-
AstraZeneca plc	-	-	(250.0)	-	-	-	-	-	-	-
Chase Pharmaceuticals Corporation	-	-	(122.9)	-	-	-	-	-	-	-
Motus Therapeutics, Inc.	-	-	(199.5)	-	-	-	-	-	-	-
Urogen license agreement	-	-	(17.5)	-	-	-	-	-	-	-
Merck license agreement	-	-	(100.0)	-	-	-	-	-	-	-
Heptares Therapeutics Ltd.	-	-	(125.0)	-	-	-	-	-	-	-
Other	-	-	(36.9)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	17.4	71.1	-	(24.3)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(8.9)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(51.0)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(24.0)	-	-	-
Abandonment of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(592.9)	-	-	-
Decrease in realization of certain R&D projects acquired in the Vitae acquisition	-	-	-	-	-	-	(46.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the ForSight acquisition	-	-	-	-	-	-	(33.0)	-	-	-
Abandonment of certain R&D projects acquired in the Forest acquisition	-	-	-	-	-	-	(42.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(11.0)	-	-	-
Litigation settlement related charges	-	-	-	-	(117.3)	-	-	-	-	-
Other adjustments	-	-	(5.8)	(0.1)	(10.1)	(6,470.4)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	2,132.2
Discrete income tax events	-	-	-	-	-	-	-	-	-	300.0

Non-GAAP Adjusted	$14,570.6	$1,804.7	$1,433.8	$3,118.5	$963.2	$-	$-	$(1,276.7)	$69.2	$535.2

The non-GAAP income tax expense is determined based on our pre-tax income adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate for the twelve months ended December 31, 2017 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the twelve months ended December 31, 2017 excludes discrete tax benefits of approximately $2.8 billion related to the impacts of recently enacted U.S. tax law changes, approximately $710 million related to certain temporary differences expected to reverse at tax rates different than what was originally recorded and approximately $285 million related to individually insignificant items.

The following table presents a reconciliation of Allergan plc's reported net income / (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP performance net income and non-GAAP performance net income per share for the three and twelve months ended December 31, 2017 and 2016:

Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP to Non-GAAP Performance net income calculation

GAAP income / (loss) from continuing operations attributable to shareholders	$3,506.6	$(41.9)	$(3,722.6)	$(941.1)
Adjusted for:
Amortization	1,922.2	1,638.5	7,197.1	6,470.4
Acquisition, divestiture and licensing charges(1)	108.4	800.4	4,083.4	1,593.6
Accretion and fair-value adjustments to contingent consideration	(81.6)	(143.5)	(133.2)	(64.2)
Impairment/asset sales and related costs	238.5	456.0	5,380.0	748.9
Non-recurring losses / (gains)	16.2	(9.5)	210.1	8.9
Non-acquisition restructurings, including Global Supply Chain initiatives	113.6	-	208.4	-
Legal settlements	22.2	17.3	96.5	117.3
Income taxes on items above and other discrete income tax adjustments	(4,137.8)	(1,242.2)	(7,508.8)	(2,432.2)
Non-GAAP performance net income attributable to shareholders	$1,708.3	$1,475.1	$5,810.9	$5,501.6

Diluted earnings per share

Diluted income / (loss) per share from continuing operations attributable to shareholders- GAAP	$9.97	$(0.12)	$(11.15)	$(2.45)

Non-GAAP performance net income per share attributable to shareholders	$4.86	$3.90	$16.35	$13.51

Basic weighted average ordinary shares outstanding	331.3	356.8	333.8	384.9
Effect of dilutive securities:
Dilutive shares	20.3	21.8	21.6	22.3
Diluted weighted average ordinary shares outstanding	351.6	378.6	355.4	407.2

(1) Includes stock-based compensation primarily due to the Zeltiq, Allergan and Forest acquisitions as well as the valuation accounting impact in interest expense, net.

We define adjusted EBITDA as an amount equal to consolidated net income / (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition and divestitures of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP adjusted operating income as adjusted EBITDA including depreciation and certain stock-based compensation charges and excluding dividend income and other-than-temporary investment impairments included within other income (expense), net.

The following table presents a reconciliation of Allergan plc's reported net income / (loss) from continuing operations attributable to shareholders for the three and twelve months ended December 31, 2017 and 2016 to adjusted EBITDA and adjusted operating income:

Table 7
ALLERGAN PLC
ADJUSTED EBITDA and ADJUSTED OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP income / (loss) from continuing operations attributable to shareholders	$3,506.6	$(41.9)	$(3,722.6)	$(941.1)
Plus:
Interest expense	263.3	292.7	1,095.6	1,295.6
Interest income	(14.7)	(46.4)	(67.7)	(69.9)
(Benefit) for income taxes	(3,918.3)	(1,071.2)	(6,670.4)	(1,897.0)
Depreciation	48.3	38.2	171.5	152.7
Amortization	1,922.2	1,638.5	7,197.1	6,470.4
EBITDA	$1,807.4	$809.9	$(1,996.5)	$5,010.7
Adjusted for:
Acquisition, divestiture and licensing charges	95.7	732.2	4,007.5	1,436.8
Impairment/asset sales and related costs	238.5	456.0	5,380.0	748.9
Non-recurring (gain) / losses	16.2	(9.5)	210.1	8.9
Non-acquisition restructurings, including Global Supply Chain initiatives	113.6	-	208.4	-
Legal settlements	22.2	17.3	96.5	117.3
Accretion and fair-value adjustments to contingent consideration	(81.6)	(143.5)	(133.2)	(64.2)
Share-based compensation including cash settlements	72.5	113.3	324.8	370.3
Adjusted EBITDA	$2,284.5	$1,975.7	$8,097.6	$7,628.7
Adjusted for:
Depreciation	(48.3)	(38.2)	(171.5)	(152.7)
Dividend income	(8.5)	(34.1)	(85.2)	(68.2)
Other-than-temporary security impairments	-	-	22.3	-
Share-based compensation not related to restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(53.4)	(34.7)	(215.7)	(162.5)
Adjusted Operating Income	$2,174.3	$1,868.7	$7,647.5	$7,245.3

The following table details Allergan plc's segment contribution reconciled to the non-GAAP contribution for the same financial statement line items for the three and twelve months ended December 31, 2017 and 2016.

										Table 8
ALLERGAN PLC
Segment Contribution to Non-GAAP Allergan plc Contribution
(Unaudited; $ in millions)

	Three Months Ended December 31, 2017					Three Months Ended December 31, 2016
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues	$1,881.8	$1,525.3	$915.9	$3.1	$4,326.1	$1,570.9	$1,533.0	$753.2	$7.2	$3,864.3
Operating expenses:
Cost of sales(1)	146.0	220.7	137.1	107.5	611.3	75.9	230.2	108.9	86.8	501.8
Selling and marketing	328.8	245.8	240.6	-	815.2	292.2	282.9	205.5	1.6	782.2
General and administrative	58.8	47.6	34.1	177.1	317.6	47.8	46.7	30.7	159.6	284.8
Segment contribution	$1,348.2	$1,011.2	$504.1	$(281.5)	$2,582.0	$1,155.0	$973.2	$408.1	$(240.8)	$2,295.5
Segment margin	71.6%	66.3%	55.0%	n.m.	59.7%	73.5%	63.5%	54.2%	n.m.	59.4%
Segment gross margin(2)	92.2%	85.5%	85.0%	n.m.	85.9%	95.2%	85.0%	85.5%	n.m.	87.0%

(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

	Twelve Months Ended December 31, 2017					Twelve Months Ended December 31, 2016
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$6,803.6	$5,796.2	$3,319.5	$21.4	$15,940.7	$5,811.7	$5,923.9	$2,881.3	$(46.3)	$14,570.6
Operating expenses:
Cost of sales(1)(2)	495.4	843.9	478.7	314.9	2,132.9	290.9	879.8	418.2	215.8	1,804.7
Selling and marketing	1,369.5	1,084.1	913.8	3.5	3,370.9	1,137.0	1,185.7	788.2	7.6	3,118.5
General and administrative	208.2	177.3	120.6	677.8	1,183.9	174.2	174.9	117.2	496.9	963.2
Segment contribution	$4,730.5	$3,690.9	$1,806.4	$(974.8)	$9,253.0	$4,209.6	$3,683.5	$1,557.7	$(766.6)	$8,684.2
Segment margin	69.5%	63.7%	54.4%	n.m.	58.0%	72.4%	62.2%	54.1%	n.m.	59.6%
Segment gross margin(3)	92.7%	85.4%	85.6%	n.m.	86.6%	95.0%	85.1%	85.5%	n.m.	87.6%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the twelve months ended December 31, 2016 of $80.0 million, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $78.2 million in the twelve months ended December 31, 2016.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.
The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutics segment for the three and twelve months ended December 31, 2017 and 2016.

Table 9
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended December 31,		Change
	2017	2016	Dollars	%

Total Eye Care	$671.7	$660.1	$11.6	1.8%
Restasis®	400.3	393.1	7.2	1.8%
Alphagan®/Combigan®	101.8	102.3	(0.5)	(0.5)%
Lumigan®/Ganfort®	80.9	86.0	(5.1)	(5.9)%
Ozurdex®	26.4	22.6	3.8	16.8%
Eye Drops	47.3	46.4	0.9	1.9%
Other Eye Care	15.0	9.7	5.3	54.6%
Total Medical Aesthetics	712.9	440.3	272.6	61.9%
Facial Aesthetics	380.0	333.0	47.0	14.1%
Botox® Cosmetics	228.4	199.4	29.0	14.5%
Juvederm Collection	139.5	121.6	17.9	14.7%
Kybella®	12.1	12.0	0.1	0.8%
Plastic Surgery	69.0	57.3	11.7	20.4%
Breast Implants	69.0	56.8	12.2	21.5%
Other Plastic Surgery	-	0.5	(0.5)	(100.0)%
Regenerative Medicine	128.9	-	128.9	n.a.
Alloderm®	97.9	-	97.9	n.a.
Other Regenerative Medicine	31.0	-	31.0	n.a.
Body Contouring	94.4	-	94.4	n.a.
Coolsculpting® Systems & Add On Applicators	42.5	-	42.5	n.a.
Coolsculpting® Consumables	51.9	-	51.9	n.a.
Skin Care	40.6	50.0	(9.4)	(18.8)%
SkinMedica®	24.7	26.8	(2.1)	(7.8)%
Latisse®	15.9	23.2	(7.3)	(31.5)%
Total Medical Dermatology	85.5	114.3	(28.8)	(25.2)%
Aczone®	38.0	61.2	(23.2)	(37.9)%
Tazorac®	14.1	27.5	(13.4)	(48.7)%
Botox® Hyperhidrosis	16.8	16.3	0.5	3.1%
Other Medical Dermatology	16.6	9.3	7.3	78.5%
Total Neuroscience & Urology	395.4	342.5	52.9	15.4%
Botox® Therapeutics	367.2	313.5	53.7	17.1%
Rapaflo®	28.2	29.0	(0.8)	(2.8)%
Other Neuroscience & Urology	-	-	-	n.a.
Other Revenues	16.3	13.7	2.6	19.0%
Net revenues	$1,881.8	$1,570.9	$310.9	19.8%

	Twelve Months Ended December 31,		Change
	2017	2016 (1)	Dollars	%

Total Eye Care	$2,460.2	$2,437.7	$22.5	0.9%
Restasis®	1,412.3	1,419.5	(7.2)	(0.5)%
Alphagan®/Combigan®	377.3	376.6	0.7	0.2%
Lumigan®/Ganfort®	317.5	326.4	(8.9)	(2.7)%
Ozurdex®	98.4	84.4	14.0	16.6%
Eye Drops	199.5	186.5	13.0	7.0%
Other Eye Care	55.2	44.3	10.9	24.6%
Total Medical Aesthetics	2,449.2	1,622.9	826.3	50.9%
Facial Aesthetics	1,362.8	1,226.3	136.5	11.1%
Botox® Cosmetics	812.2	729.2	83.0	11.4%
Fillers	501.1	446.9	54.2	12.1%
Kybella®	49.5	50.2	(0.7)	(1.4)%
Plastic Surgery	242.6	210.4	32.2	15.3%
Breast Implants	242.6	206.0	36.6	17.8%
Other Plastic Surgery	-	4.4	(4.4)	(100.0)%
Regenerative Medicine	433.9	-	433.9	n.a.
Alloderm®	321.2	-	321.2	n.a.
Other Regenerative Medicine	112.7	-	112.7	n.a.
Body Contouring	256.7	-	256.7	n.a.
Coolsculpting® Systems & Add On Applicators	106.6	-	106.6	n.a.
Coolsculpting® Consumables	150.1	-	150.1	n.a.
Skin Care	153.2	186.2	(33.0)	(17.7)%
SkinMedica®	96.8	108.3	(11.5)	(10.6)%
Latisse®	56.4	77.9	(21.5)	(27.6)%
Total Medical Dermatology	340.8	396.5	(55.7)	(14.0)%
Aczone®	166.3	217.3	(51.0)	(23.5)%
Tazorac®	65.4	95.5	(30.1)	(31.5)%
Botox® Hyperhidrosis	67.2	65.2	2.0	3.1%
Other Medical Dermatology	41.9	18.5	23.4	126.5%
Total Neuroscience & Urology	1,483.1	1,306.3	176.8	13.5%
Botox® Therapeutics	1,375.0	1,188.8	186.2	15.7%
Rapaflo®	108.1	116.6	(8.5)	(7.3)%
Other Neuroscience & Urology	-	0.9	(0.9)	(100.0)%
Other Revenues	70.3	48.3	22.0	45.5%
Net revenues	$6,803.6	$5,811.7	$991.9	17.1%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine segment for the three and twelve months ended December 31, 2017 and 2016.
Table 10

ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended December 31,		Change
	2017	2016	Dollars	%

Total Central Nervous System (CNS)	$349.0	$339.0	10.0	2.9%
Namenda XR®	97.8	141.1	(43.3)	(30.7)%
Namzaric®	36.8	19.5	17.3	88.7%
Viibryd®/Fetzima®	89.0	89.7	(0.7)	(0.8)%
Vraylar™	87.7	43.2	44.5	103.0%
Saphris®	37.7	43.2	(5.5)	(12.7)%
Namenda® IR	-	2.3	(2.3)	(100.0)%
Total Gastrointestinal (GI)	453.2	444.0	9.2	2.1%
Linzess®	194.8	173.6	21.2	12.2%
Asacol®/Delzicol®	42.8	62.9	(20.1)	(32.0)%
Carafate®/Sulcrate®	59.2	61.3	(2.1)	(3.4)%
Zenpep®	58.5	55.6	2.9	5.2%
Canasa®/Salofalk®	47.0	43.7	3.3	7.6%
Viberzi®	42.9	38.0	4.9	12.9%
Other GI	8.0	8.9	(0.9)	(10.1)%
Total Women's Health	285.8	314.5	(28.7)	(9.1)%
Lo Loestrin®	126.5	107.5	19.0	17.7%
Estrace® Cream	101.5	103.0	(1.5)	(1.5)%
Minastrin® 24	5.3	78.4	(73.1)	(93.2)%
Liletta®	14.5	8.3	6.2	74.7%
Other Women's Health	38.0	17.3	20.7	119.7%
Total Anti-Infectives	66.6	58.0	8.6	14.8%
Teflaro®	29.2	31.7	(2.5)	(7.9)%
Dalvance®	13.0	12.6	0.4	3.2%
Avycaz®	18.5	9.2	9.3	101.1%
Other Anti-Infectives	5.9	4.5	1.4	31.1%
Diversified Brands	319.4	327.8	(8.4)	(2.6)%
Bystolic® /Byvalson®	157.5	159.8	(2.3)	(1.4)%
Armour Thyroid	51.3	44.7	6.6	14.8%
Savella®	23.9	29.1	(5.2)	(17.9)%
Lexapro®	12.4	15.8	(3.4)	(21.5)%
Enablex®	0.8	2.4	(1.6)	(66.7)%
PacPharma	4.3	2.3	2.0	87.0%
Other Diversified Brands	69.2	73.7	(4.5)	(6.1)%
Other Revenues	51.3	49.7	1.6	3.2%
Net revenues	$1,525.3	$1,533.0	$(7.7)	(0.5)%

	Twelve Months Ended December 31,		Change
	2017	2016 (1)	Dollars	%

Total Central Nervous System (CNS)	$1,359.9	$1,303.6	56.3	4.3%
Namenda XR®	452.8	627.6	(174.8)	(27.9)%
Namzaric®	130.8	57.5	73.3	127.5%
Viibryd®/Fetzima®	333.2	342.3	(9.1)	(2.7)%
Saphris®	155.2	166.8	(11.6)	(7.0)%
Vraylar™	287.8	94.3	193.5	n.m.
Namenda® IR	0.1	15.1	(15.0)	(99.3)%
Total Gastrointestinal (GI)	1,695.0	1,721.0	(26.0)	(1.5)%
Linzess®	701.1	625.6	75.5	12.1%
Asacol®/Delzicol®	195.5	360.8	(165.3)	(45.8)%
Carafate®/Sulcrate®	235.8	229.0	6.8	3.0%
Zenpep®	212.3	200.7	11.6	5.8%
Canasa®/Salofalk®	162.7	178.7	(16.0)	(9.0)%
Viberzi®	156.6	93.3	63.3	67.8%
Other GI	31.0	32.9	(1.9)	(5.8)%
Total Women's Health	1,044.2	1,179.6	(135.4)	(11.5)%
Lo Loestrin®	459.3	403.5	55.8	13.8%
Estrace® Cream	366.6	379.4	(12.8)	(3.4)%
Minastrin® 24	61.4	325.9	(264.5)	(81.2)%
Liletta®	37.6	23.3	14.3	61.4%
Other Women's Health	119.3	47.5	71.8	151.2%
Total Anti-Infectives	257.3	225.1	32.2	14.3%
Teflaro®	121.9	133.6	(11.7)	(8.8)%
Dalvance®	53.9	39.3	14.6	37.2%
Avycaz®	61.2	36.1	25.1	69.5%
Other Anti-Infectives	20.3	16.1	4.2	26.1%
Diversified Brands	1,242.6	1,366.6	(124.0)	(9.1)%
Bystolic® /Byvalson®	612.2	638.8	(26.6)	(4.2)%
Armour Thyroid	169.1	166.5	2.6	1.6%
Savella®	98.2	103.2	(5.0)	(4.8)%
Lexapro®	51.8	66.6	(14.8)	(22.2)%
Enablex®	3.6	17.1	(13.5)	(78.9)%
PacPharma	14.0	52.0	(38.0)	(73.1)%
Other Diversified Brands	293.7	322.4	(28.7)	(8.9)%
Other Revenues	197.2	128.0	69.2	54.1%
Net revenues	$5,796.2	$5,923.9	$(127.7)	(2.2)%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the International segment for the three and twelve months ended December 31, 2017 and 2016.

Table 11

ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended December 31,		Change
	2017	2016	Dollars	%

Total Eye Care	$342.7	$315.0	$27.7	8.8%
Lumigan®/Ganfort®	99.7	92.5	7.2	7.8%
Alphagan®/Combigan®	46.7	42.0	4.7	11.2%
Ozurdex®	60.9	48.8	12.1	24.8%
Optive®	30.6	26.2	4.4	16.8%
Other Eye Drops	43.2	43.1	0.1	0.2%
Restasis®	14.6	18.3	(3.7)	(20.2)%
Other Eye Care	47.0	44.1	2.9	6.6%
Total Medical Aesthetics	389.3	284.6	104.7	36.8%
Facial Aesthetics	311.4	244.0	67.4	27.6%
Botox® Cosmetics	155.0	127.1	27.9	22.0%
Juvederm Collection	154.7	116.2	38.5	33.1%
Belkyra® (Kybella®)	1.7	0.7	1.0	142.9%
Plastic Surgery	40.6	37.8	2.8	7.4%
Breast Implants	40.1	37.4	2.7	7.2%
Earfold™	0.5	0.4	0.1	25.0%
Regenerative Medicine	5.8	-	5.8	n.a.
Alloderm®	2.5	-	2.5	n.a.
Other Regenerative Medicine	3.3	-	3.3	n.a.
Body Contouring	27.0	-	27.0	n.a.
Coolsculpting® Systems & Add On Applicators	11.7	-	11.7	n.a.
Coolsculpting® Consumables	15.3	-	15.3	n.a.
Skin Care	4.5	2.8	1.7	60.7%
Botox® Therapeutics and Other	160.6	138.3	22.3	16.1%
Botox® Therapeutics	96.9	83.0	13.9	16.7%
Asacol®/Delzicol®	13.4	13.2	0.2	1.5%
Constella®	5.8	4.6	1.2	26.1%
Other Products	44.5	37.5	7.0	18.7%
Other Revenues	23.3	15.3	8.0	52.3%
Net revenues	$915.9	$753.2	$162.7	21.6%

	Twelve Months Ended December 31,		Change
	2017	2016	Dollars	%

Total Eye Care	$1,282.1	$1,219.4	$62.7	5.1%
Lumigan®/Ganfort®	371.5	361.7	9.8	2.7%
Alphagan®/Combigan®	175.1	169.3	5.8	3.4%
Ozurdex®	213.4	179.0	34.4	19.2%
Optive®	114.1	101.9	12.2	12.0%
Other Eye Drops	166.9	174.3	(7.4)	(4.2)%
Restasis®	61.3	68.0	(6.7)	(9.9)%
Other Eye Care	179.8	165.2	14.6	8.8%
Total Medical Aesthetics	1,366.6	1,064.6	302.0	28.4%
Facial Aesthetics	1,104.5	902.7	201.8	22.4%
Botox® Cosmetics	557.0	480.0	77.0	16.0%
Juvederm Collection	540.7	420.4	120.3	28.6%
Belkyra® (Kybella®)	6.8	2.3	4.5	195.7%
Plastic Surgery	158.6	150.7	7.9	5.2%
Breast Implants	156.9	149.9	7.0	4.7%
Earfold™	1.7	0.8	0.9	112.5%
Regenerative Medicine	16.5	-	16.5	n.a.
Alloderm®	7.5	-	7.5	n.a.
Other Regenerative Medicine	9.0	-	9.0	n.a.
Body Contouring	73.7	-	73.7	n.a.
Coolsculpting® Systems & Add On Applicators	32.1	-	32.1	n.a.
Coolsculpting® Consumables	41.6	-	41.6	n.a.
Skin Care	13.3	11.2	2.1	18.8%
Botox® Therapeutics and Other	587.4	537.3	50.1	9.3%
Botox® Therapeutics	357.5	323.0	34.5	10.7%
Asacol®/Delzicol®	50.2	53.7	(3.5)	(6.5)%
Constella®	21.9	17.3	4.6	26.6%
Other Products	157.8	143.3	14.5	10.1%
Other Revenues	83.4	60.0	23.4	39.0%
Net revenues	$3,319.5	$2,881.3	$438.2	15.2%

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP performance net income attributable to shareholders for the three months ending March 31, 2018 and the twelve months ending December 31, 2018:

			Table 12

	Three months ending March 31, 2018		Twelve months ending December 31, 2018
(in millions, except per share information)	LOW	HIGH	LOW	HIGH
GAAP (loss) from continuing operations attributable to shareholders	$(380.0)	$(308.0)	$(743.0)	$(480.0)
Adjusted for:
Amortization	1,700.0	1,700.0	6,450.0	6,450.0
Acquisition, divestiture, licensing and other non-recurring charges	150.0	150.0	480.0	480.0
Accretion and fair-value adjustments to contingent consideration	5.0	5.0	(10.0)	(10.0)
Impairment/asset sales and related costs	-	-	200.0	200.0
Non-recurring (gains) / losses	-	-	-	-
Non-acquisition restructurings, including Global Supply Chain initiatives	15.0	15.0	20.0	20.0
Legal settlements	-	-	-	-
Income taxes on items above and other discrete income tax adjustments	(365.0)	(365.0)	(1,060.0)	(1,060.0)
Non-GAAP performance net income attributable to shareholders	1,125.0	1,197.0	5,337.0	5,600.0

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$(1.13)	$(0.92)	$(2.16)	$(1.40)

Non-GAAP performance diluted net income per share attributable to shareholders	$3.20	$3.40	$15.25	$16.00

Basic weighted average ordinary shares outstanding	336.0	336.0	344.0	344.0
Effect of dilutive securities:
Dilutive shares	16.0	16.0	6.0	6.0
Diluted weighted average ordinary shares outstanding	352.0	352.0	350.0	350.0
CONTACTS:

Allergan:
Investors:
Daphne Karydas
(862) 261-8006

Karina Calzadilla
(862) 261-7328

Media:
Mark Marmur
(862) 261-7558